Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

SunCar Technology Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Ordinary Share, $0.0001 par value per share	457(c)	3,050,000	$10.03	(2)	$30,591,652.50	$0.0001102	$3,371.20

	Total Offering Amounts						$30,591,652.50		$3,371.20
	Total Fees Previously Paid						-		-
	Total Fee Offsets						-		-
	Net Fee Due								$3,371.20

(1)	Includes (i) up to 2,875,000 Class A Ordinary Shares issuable upon the exercise of 5,750,000 Public Warrants, with each Public Warrant exercisable to purchase one-half (1/2) of one Class A Ordinary Share at a price of $11.50 per share; and (ii) up to 175,000 of Class A Ordinary Shares issuable upon the exercise of 350,000 Private Warrants, with each Private Warrant exercisable to purchase one-half (1/2) of one Class A Ordinary Share at a price of $11.50 per share. In the event of a stock split, stock dividend or other similar transaction involving the registrant’s Class A Ordinary Share, in order to prevent dilution, the number of Class A Ordinary Shares registered hereby shall be automatically increased to cover the additional Class A Ordinary Shares in accordance with Rule 416(a) under the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A Ordinary Share on July 17, 2023, as reported on the Nasdaq.